EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Integrated Rail and Resources Acquisition Corp. on Amendment #2 to Form S-1 (File No. 333-256381) of our report dated April 20, 2021, except for Note 2, as to which the date is June 10, 2021, and for Note 9, as to which the date is October 26, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Integrated Rail and Resources Acquisition Corp. as of April 5, 2021 and for the period from March 12, 2021 (inception) through April 5, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New Haven, CT

October 26, 2021